Exh. 99.1

Investors:	Media:
Ann Tanabe	Dan Budwick
VP, Investor Relations and Corporate Communications	BMC Communications
Encysive Pharmaceuticals	(212) 477-9007 ext. 14
(713) 796-8822
Marcy Strickler
The Trout Group
(212) 477-9007 ext. 27
FOR IMMEDIATE RELEASE
ENCYSIVE PHARMACEUTICALS REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS
Conference Call Scheduled for Today at 8:00 a.m. Eastern
HOUSTON – May 10, 2006 – Encysive Pharmaceuticals (NASDAQ: ENCY) today announced financial results for the first quarter ended March 31, 2006. A key event in the first quarter was the receipt of an approvable letter for Thelin™ (sitaxsentan sodium) from the U.S. Food and Drug Administration (FDA).
“We maintain close communication with the FDA and are responding proactively to requests made in the Agency’s approvable letter for Thelin,” said Bruce D. Given, M.D., President and Chief Executive Officer of Encysive Pharmaceuticals. “Productive regulatory reviews continue in Europe, Australia and Canada,” Given added.
First Quarter 2006 Financial Overview
•	Revenues in the first quarter of 2006 were $3.6 million, as compared to $2.5 million for the first quarter of 2005. This increase was primarily due to higher royalties on sales of Argatroban by GlaxoSmithKline. Royalty income increased 38% to $3.2 million, as compared to $2.3 million earned in the same period last year.

•	For the first quarter of 2006, the Company reported a net loss of just under $30.0 million, or $0.51 per basic and diluted share, compared to a net loss of $17.4 million, or $0.30 per basic and diluted share for the same period last year. The increased loss in the current quarter was primarily the result of higher costs associated with key executive hires, infrastructure investments in preparation for the commercialization of Thelin™ (sitaxsentan sodium), non-cash stock-based compensation expense of $2.1 million, and other selling, general and administrative expenses.

•	Cash, cash equivalents and accrued interest at March 31, 2006, were $100.5 million, compared to $127.9 million at December 31, 2005.
Recent Company Events
•	On March 24, 2006 Encysive received an approvable letter from the U.S. Food and Drug Administration (FDA) for Thelin™ (sitaxsentan sodium), which is under review for the treatment of pulmonary arterial hypertension (PAH). The Company is working closely with the FDA to respond to the questions and observations included in the letter.

•	On March 23, 2006, Encysive announced that the FDA placed oral and intravenous formulations of TBC3711, the Company’s next-generation selective endothelin receptor antagonist entering early clinical studies, on clinical hold as a result of an unusual finding following dosing with intravenous TBC3711 in a single rat that had displayed abnormalities at baseline. The Company is working with the FDA to resolve this issue as quickly as possible.

•	On March 3, 2006, the Company announced the retirement of Frank C. Carlucci from Encysive’s Board of Directors, effective as of the 2006 Annual Stockholders meeting to be held on May 12, 2006. Mr. Carlucci has served as a member of the Board since May 1990.

•	On March 20, 2006, Encysive announced the appointment of Thierry A. Plouvier, M.D., as Vice President, European Operations. Dr. Plouvier’s position is new within the Company, and helps build a strong presence for Thelin™ (sitaxsentan sodium) in Europe.
Upcoming Presentations
•	May 15 Rodman & Renshaw 3rd Annual Global Healthcare Conference, Monte Carlo, Monaco*

•	May 19-24 American Thoracic Society (ATS) International Conference, San Diego

•	June 12-14 Pacific Growth Equities 2006 Life Sciences Growth Conference, San Francisco*

•	June 14-15 5th Annual Needham & Co. Biotechnology and Medical Technology Conference, New York*

•	June 21-24 European League Against Rheumatology (EULAR) Annual European Congress, Amsterdam, The Netherlands

•	July 11-12 C.E. Unterberg Towbin Emerging Growth Opportunities Conference, New York*
*Meetings will be webcast at www.encysive.com

Conference Call Information
Encysive will host a conference call today, Wednesday, May 10 at 8:00 a.m. ET, to discuss first quarter 2006 financial results. You may access the call either through the call-in number below or through the audio webcast. The access number for the call is:
Number: (612) 332-1025
Passcode: Encysive Pharmaceuticals
This call is being webcast and can be accessed via Encysive’s web site at www.encysive.com.
A replay of the webcast will be available on the Company’s web site through June 9, 2006. Additionally, a replay of the call will be available until May 14, 2006 at 11:59 p.m. ET. The call replay can be accessed by calling:
Number: (320) 365-3844
Access Code: 828094
About Encysive Pharmaceuticals
Encysive Pharmaceuticals Inc. is a biopharmaceutical company engaged in the discovery, development and commercialization of novel, synthetic, small molecule compounds to address unmet medical needs. Our research and development programs are predominantly focused on the treatment and prevention of interrelated diseases of the vascular endothelium and exploit our expertise in the area of the intravascular inflammatory process, referred to as the inflammatory cascade, and vascular diseases. To learn more about Encysive Pharmaceuticals please visit our web site: http://www.encysive.com.
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are decisions by regulatory authorities regarding whether and when to approve our drug applications for Thelin™(sitaxsentan sodium) and the timelines for our clinical trials of TBC3711, as well as more specific risks, trends and uncertainties facing Encysive such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks, trends and uncertainties, any or all of these forward looking statements may prove to be incorrect. Therefore you should not rely on any such forward looking statements. Furthermore, Encysive undertakes no duty to update or revise these forward-looking statements. The Private Securities Litigation Reform Act of 1995 permits this discussion.
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ENCYSIVE PHARMACEUTICALS INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL DATA
Amounts in thousands (except per share data)
Consolidated Summary of Operations

	Three Months Ended March 31,
	2006	2005
Revenues	$3,561	$2,486
Operating expenses:
Research and development	18,379	16,315
Sales and marketing	9,836	1,117
General and administrative	5,742	2,594

Total expenses	33,957	20,026

Operating loss	(30,396)	(17,540)
Investment income	1,299	594
Interest expense	(980)	(171)

Loss from continuing operations	(30,077)	(17,117)
Loss from discontinued operations	—	(326)

Loss before cumulative effect of change in accounting principle	(30,077)	(17,443)
Cumulative effect of change in accounting principle	107	—

Net loss	$(29,970)	$(17,443)

Net loss per common share
Basic and diluted	$(0.51)	$(0.30)

Weighted average common shares
Outstanding: basic and diluted	58,270	57,656

Condensed Consolidated Balance Sheets

	March 31, 2006	December 31, 2005
Assets:
Cash, cash equivalents and accrued interest	$100,529	$127,913
Other assets	18,683	18,789

Total assets	119,212	146,702

Liabilities and stockholders’ deficit
Current liabilities	26,397	26,151
Deferred revenue, long-term	964	1,286
Long-term debt	130,000	130,000

Total liabilities	157,361	157,437
Stockholders’ deficit	(38,149)	(10,735)

Liabilities and stockholders’ deficit	$119,212	$146,702